Exhibit 10.15

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of July 22, 2013, between Uroplasty, Inc., a Minnesota corporation (the "Company"), and Robert C. Kill, a resident of the State of Minnesota (the "Executive").

WHEREAS, the Company is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions;

WHEREAS, the Executive has been a member of the Board of Directors of the Company since December 2010 and is currently serving as Interim Chief Executive Officer;

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms under which Executive will serve as President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts the Company's offer to serve, as President and Chief Executive Officer of the Company effective immediately after filing of the Company's annual report on Form 10-K for the year ended March 31, 2013 (the "Start Date").  The Executive shall have the responsibilities, duties and authority reasonably afforded to and expected of the President and Chief Executive Officer and will report directly to the Company's Board of Directors. The Executive agrees to devote the Executive's full business time, attention and efforts to promote and further the business of the Company. The Executive will faithfully adhere to, execute and fulfill all policies established by the Company's Board of Directors. The Executive also agrees to serve as a director of the Company (without additional consideration other than provided by this Agreement) until the Executive's successor is duly elected and qualified or until the Executive's earlier resignation, removal or death.

The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. The Executive will not, during the term of Executive's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity materially interferes with the Executive's duties and responsibilities hereunder. The foregoing limitations will not be construed to prohibit the Executive from participating in reasonable charitable activities or making personal investments in such form or manner as will neither require the Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.  The Executive may also serve as a board member on the boards of directors (or managers) of other companies that the Company's Board of Directors and the Executive mutually determine will not create a conflict with his duties hereunder.

2.    Compensation

(a)    Base Salary.  As compensation in full for all services to be rendered by the Executive after the Start Date, the Company shall pay to the Executive an annual base salary of $400,000 (pro rated for the fiscal year ending March 31 2014), less deductions and withholdings, which salary shall be payable on a regular basis in accordance with the Company's standard payroll procedures but not less than semi-monthly. Such base salary will be subject to annual review and adjustment by the Company's Compensation Committee, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

(b)    Incentive Compensation.  During the Term, the Executive shall be entitled to annual cash incentive compensation based upon achievement of such financial milestones or business milestones, or both, as shall be established annually by the Company's Compensation Committee, or the Committee of the Board charged with establishing executive compensation, and, with respect to such annual milestones, in consultation with the Executive.  The Executive's targeted annual cash incentive compensation shall be a percentage (not less than 75%) of the Executive's base salary for the fiscal year for which achievement of the incentive compensation relates and, in the event the Executive exceeds such financial or business milestones, such percentage will be adjusted upwards proportionately, in accordance with the terms of the plan then in effect.  The annual incentive compensation shall be payable within 15 days of the completion of the audit of the financial statements for the related fiscal year.  Notwithstanding the foregoing, for the fiscal year ending March 31, 2014, Executive' cash incentive compensation shall be prorated for the 259 days from the Start Date to the fiscal year end and shall pay Executive, at targeted performance, cash incentive compensation equal to 259/365 multiplied by 75% of his salary, or $212,877, and Executive shall be entitled to a minimum bonus of $150,000 for such fiscal year, which minimum bonus shall be paid to the Executive no later than December 31, 2013.

(c)            Participation in Benefit Plans.  While he is employed by the Company, the Executive shall be eligible to participate in all Executive benefit plans or programs (including vacation time) of the Company to the extent that the Executive meets the requirements for each individual plan.  The Company provides no assurance as to the adoption or continuance of any particular Executive benefit plan or program, and the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.  Notwithstanding the foregoing, Executive shall be entitled to (i) an annual stipend of $18,000 to cover the costs of premiums for the Executive's personal life and disability insurance policies and (ii) no less than 20 days of paid vacation per year.

(d)            Expenses.  The Company will pay or reimburse the Executive for all properly documented, reasonable and necessary out-of-pocket travel and business expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification.

(e)            Issuance of Stock Option.  As of the close of business on the Start Date, the Company shall grant to the Executive a non-qualified stock option to purchase up to 700,000 shares of the Company's common stock pursuant to the Company's 2006 Stock and Incentive Plan (the "Plan") at an exercise price equal to the closing price of the Company's common stock on the Nasdaq Stock Market on the Start Date.  Such option shall be vested and become exercisable with respect to 233,334 shares on the first, second and third anniversaries of the Start Date and any unvested portion of the option shall become fully vested and exercisable upon a Change of Control (as defined in the Plan), shall expire seven years from the Start Date, and shall have other terms and conditions set forth in the Company's standard option agreement, except that the option shall become fully vested and exercisable for a period of twelve months if Executive is terminated pursuant to Section 7(d).

(f)            Stock Grant.  On the Start Date, the Company shall grant to the Executive 300,000 shares of its common stock.

(h)            Legal Expenses.  The Company shall pay or reimburse the Executive for all reasonable legal fees and administrative expenses related to the use and engagement of legal counsel by the Executive in the course of preparing this Agreement and any amendments thereto, subject to such reasonable substantiation and documentation as may be specified by the Company.

3.    Confidential Information.  Except as permitted or directed by the Company's Board of Directors, during the Term of his employment or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the Term of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company.  The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the term of his employment, the Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (a) is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Executive, (b) is or becomes available to the Executive on a non-confidential basis from a source which, to the Executive's knowledge, is not prohibited from disclosing such information, (c) is required to be disclosed to enforce this Agreement or (d) is required to be disclosed by applicable law or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency.

4.    Ventures.  If, during the term of his employment the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company.  Except as approved by the Company's Board of Directors, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.  The Executive shall have no interest, direct or indirect, in any vendor or customer of the Company.

5.    Noncompetition Covenant.

(a)    Agreement Not to Compete.  During the Term of his employment with the Company and for a period of one year after the termination of such employment for any reason (whether such termination is with or without Cause, or whether such termination is occasioned by the Executive or the Company), he shall not, directly or indirectly:

(i)  engage in competition with the Company in the United States or in any country in which the Company is conducting any Uroplasty Line of Business (as defined below) as of the Executive's date of termination of employment in any manner or capacity (whether as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, or as an employee, independent contractor, consultant or advisor or as a sales representative), in any business that the Company is conducting during the Term of this Agreement, which business shall include, without limitation, the development, manufacturing, licensing, marketing or distribution of products or services for the treatment of urinary or fecal voiding dysfunctions (the "Uroplasty Line of Business"); or

(ii)  call upon or solicit any person who is at that time an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employment or former employment by the Company.

(b)    Limitation of Covenant.  Ownership by the Executive, as a passive investment, of less than two percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq shall not constitute a breach of this Section 5.

(c)    Indirect Competition.  The Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 5 if such activity were carried out by the Executive, either directly or indirectly.  In particular the Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

(d)    Acknowledgment.  The Executive agrees that the restrictions and agreements contained in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 5 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 5.

(e)    Blue Pencil Doctrine.  If the duration or geographical extent of, or business activities covered by, this Section 5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable.  The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(f)    Independently Enforceable.  All of the covenants in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year following termination of employment stated at the beginning of this Section 5, during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 5.

6.    Patent and Related Matters.

(a)    Disclosure and Assignment.  The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the term of this Agreement or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company ("Developments").  The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive's right, title and interest in and to any and all of the Developments.  At the request of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending six months after termination of the Executive's employment with the Company.

(b)    Future Developments.  As to any Developments made by the Executive that relate to the business, products or practices of the Company and that are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, the Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within 20 days thereafter, shall claim ownership of such Developments under the terms of this Agreement.  If the Company makes no such claim, the Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by the Executive.

(c)    Limitation on Sections 6(a) and 6(b).  The provisions of Section 6(a) and 6(b) shall not apply to any Development meeting the following conditions:

(i)            such Development was developed entirely on the Executive's own time;

(ii)           such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii)          such Development does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development; and

(iv)         such Development does not result from any work performed by the Executive for the Company.

(d)    Assistance of the Executive.  Upon request and without further compensation therefor, but at no expense to the Executive, the Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign copyrights and Letters Patent, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(e)    Records.  The Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form as reasonably requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and, upon its request, the Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, the Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his/her employment.

(f)    Obligations, Restrictions and Limitations.  The Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by Executives, consultants or other agents rendering services to it.  The Executive shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him/her while he/she is employed by the Company and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

(g)    Copyrightable Material.  All right, title and interest in all copyrightable material that the Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material.  Upon request and without further compensation therefor, but at no expense to the Executive, the Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries.  Where applicable, works of authorship created by the Executive for the Company in performing his/her responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

(h)    Know-How and Trade Secrets.  All know-how and trade secret information conceived or originated by the Executive that arises out of the performance of his obligations or responsibilities under this Agreement shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

7.    Term: Termination, Rights on Termination.  The term of Executive's employment under this Agreement shall begin on the Start Date and shall continue through March 31, 2014 and, unless terminated earlier as provided herein, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein. As used herein, the word "Term" means (i) during the initial period referred to in the preceding sentence, such initial period, and (ii) during any one-year renewal pursuant to the terms hereof, such one-year period. This Agreement and the Executive's employment may be terminated in any one of the following ways:

(a)    Death. The Executive's death will immediately terminate this Agreement. The Company will pay the Executive's estate any of Executive's accrued base salary and any earned, but unpaid, incentive compensation (at the time otherwise payable under this Agreement) through the date of termination, and any expenses subject to reimbursement pursuant to Section 2(d) and not so reimbursed.

(b)    Disability. If, as a result of incapacity due to physical or mental illness or injury, as reasonably determined by the Executive's physician, the Executive is absent from the Executive's full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which will not be effective earlier than the last day of such four (4) month period), the Company may terminate the Executive's employment hereunder; provided that the Executive is unable to resume the Executive's full-time duties at the conclusion of such notice period. The Company will pay the Executive any of the Executive's accrued base salary and any earned, but unpaid, incentive compensation (at the time otherwise payable under this Agreement) through the date of termination, and any expenses subject to reimbursement pursuant to Section 2(d) and not so reimbursed.

(c)    Cause. The Company may terminate this Agreement immediately upon written notice to the Executive for Cause. For such purposes, "Cause" shall mean (i) the Executive's willful, material and irreparable breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if curable); (ii) the Executive's gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Executive's material duties and responsibilities under this Agreement; (iii) the Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; or (iv) the Executive's conviction of a felony crime which materially and adversely affects the operations or reputation of the Company. Upon any termination for Cause above, the Executive will receive no severance compensation other than base salary accrued through the date of termination and reimbursement of expenses.

(d)    Without Cause. At any time and upon thirty (30) days prior written notice, either the Executive or the Company may terminate this Agreement and the Executive's employment. If (i) the Company terminates the Executive's employment without Cause during or at the end of any Term, (ii) this Agreement expires or otherwise terminates at the end of a Term without renewal, (iii) the Executive voluntarily terminates employment with the Company as a result of (A) the Company's imposition of material and adverse changes, without the Executive's consent, in the Executive's principal duties, responsibilities, status, reporting relationship, title or authority, or the Company's assignment of duties inconsistent with the Executive's position, (B) a material reduction in the Executive's annual base salary or target annual incentive compensation opportunity, (C) the Company moving its principal executive offices more than 50 miles from its current location without the Executive's consent, or (D) the Company's material breach of this Agreement and, in the case of each of (iii)(A) – (D), such condition remains uncured by the Company after receipt of thirty (30) days prior written notice of the existence of such condition, or (iv) within three months prior to or 24 months after a Change of Control (as defined in Section 12(i) of the Plan) during the Term, the Executive's employment is terminated pursuant to clause 7(d)(i) or (iii), the Executive will receive from the Company any base salary accrued through the date of termination and reimbursement of expenses. In addition, and conditioned on the Executive's continuing compliance with the other provisions of this Agreement, including Section 5 above:

(A) in the case of any termination pursuant to clauses (i) through (iii) of this Section 7(d), the Company shall continue to provide Executive with all health and welfare benefits at the same level of coverage and at the same cost of premiums to the Executive as he was receiving immediately prior to his date of termination of employment (including health, life, disability and dental insurance benefits, if so provided) for a period of one year after the date of termination, and in addition the Company shall pay the Executive, as severance pay, an aggregate amount equal to 100% of Executive's annual base salary in effect at the time of termination plus a pro rata portion (based on the number of days of employment during that fiscal year) of the targeted incentive compensation that would have been earned by Executive in the year of termination, assuming for such purposes that the Company and Executive achieve 100% of the incentive compensation plan objectives for the full year; and

(B) in the case of any termination pursuant to clause (iv) of this Section 7(d), the Company shall continue to provide Executive with all health and welfare benefits at the same level of coverage and at the same cost of premiums to the Executive as he was receiving immediately prior to his date of termination of employment (including health, life, disability and dental insurance benefits, if so provided) for a period of one year after the date of termination, and in addition shall pay the Executive, as severance pay, an aggregate amount equal to 200% (two times) the sum of (x) Executive's annual base salary in effect at the time of termination, plus (y) the targeted incentive compensation that would have been earned by Executive in the year of termination assuming for such purposes that the Company and Executive achieve 100% of the incentive compensation plan objectives for the full year.

The severance payments will be subject to customary tax withholdings.

The severance payments will be payable in equal monthly installments on the first day of each month over the first year after the date of termination; provided, however, that if the Company determines in its discretion that the Executive is a "specified employee" (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code")) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Executive pursuant to this Section 7(d), the severance payments will commence on the six-month anniversary of the date of termination (or the date of Executive's death, if earlier). The Company reserves the right to revise the timing of any payments hereunder in order to comply with Section 409A of the Code. As a condition to receiving the severance payments provided in this Section 7(d), the Company may require the Executive to execute a full release and waiver of all claims against the Company substantially similar to the form attached hereto as Exhibit 1. If the Company requires such a release, the Company will further delay the commencement of severance payments until the period of rescission for the release has lapsed.

(e)    Surrender of Records and Property.  Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

8.    Excise Taxes.

(a)    For the period of the Term beginning on the Start Date and continuing through December 31, 2014, if it is determined that any payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or a successor provision) (such tax, together with any interest and penalties related thereto are hereinafter collectively referred to as an "Excise Tax"), then the Company shall promptly pay to Executive an additional payment ("Gross-Up Payment") in an amount that would be necessary for Executive to retain, after payment of all taxes and all interest and penalties with respect thereto (including, without limitation, federal, state and local taxes and Excise Tax imposed upon the Gross-Up Payment), an amount of the Gross-Up Payment equal to one-half of the Excise Tax imposed upon the Payments.  The determination of the amount of any Gross-Up Payment shall be made by a certified public accounting firm selected jointly by the Company and Executive, the fees and expenses of which shall be paid by the Company.  For the avoidance of doubt, this Section 8(a) shall be of no further force and effect as of January 1, 2015.

(b)    For the period of the Term beginning January 1, 2015, notwithstanding anything contained in this Agreement to the contrary, to the extent that the Payments would be subject to the Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the "Limited Payment Amount"); provided, however, that no such reduction under this Section 8 shall occur if (i) the Limited Payment Amount (after subtracting the net amount of federal, state and local taxes on such reduced Payments) is less than (ii) the net amount of such Payments without reduction to the Limited Payment Amount (but after subtracting the net amount of federal, state and local taxes on such unreduced Payments and the amount of excise taxes to which the Executive would be subject in respect of such unreduced Payments).  If the reduction to the Limited Payment Amount described in the first part of the preceding sentence occurs, unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of termination of employment.  Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

9.    Settlement of Disputes.

(a)    Arbitration.  Except as provided in Section 10(b), any claims or disputes of any nature between the Company and the Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to the Executive's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minneapolis, Minnesota, in accordance with the applicable rules of the American Arbitration Association.  In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.  The fees of the arbitrator(s) and other costs incurred by the Executive and the Company in connection with such arbitration shall be paid by the party that is unsuccessful in such arbitration.

The decision of the arbitrator(s) shall be final and binding upon both parties.  Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

(b)    Resolution of Certain Claims—Injunctive Relief.  Section 9(a) shall have no application to claims by the Company asserting a violation of Section 3, 4, 5, 6 or 7(e) or seeking to enforce, by injunction or otherwise, the terms of Section 3, 4, 5, 6 or 7(e).  Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 9(c).  The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement.  Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 3, 4, 5, 6 or 7(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 3, 4, 5, 6 or 7(e).

(c)    Venue.  Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin.  The Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 9(b).  The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

10.    Miscellaneous.

(a)    Entire Agreement.  This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof (other than any equity award agreements or other incentive award agreements the Executive becomes party to during the Term) and supersedes any prior understandings, agreements or representations, written or oral, relating to the employment of Executive after the Start Date.  For the avoidance of doubt, until the Start Date the Executive shall continue to provide services to the Company under his prior arrangement as Interim Chief Executive Officer and shall be entitled to one-half of one-month's compensation under that arrangement for the month of July.

(b)    Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c)    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.  The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d)    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.  The Company will require any successor of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure by the Company to obtain such an assumption prior to the effectiveness of any such succession will be a material breach of this Agreement.

(e)    Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

(f)    Modification, Amendment, Waiver or Termination.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by the Company of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

(g)    Notices.  All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein.  All such communications shall be effective when received.

To the Company:	Uroplasty, Inc. 5420 Feltl Road Minnetonka, Minnesota 55343 Attention: Chairman

To the Executive:	Robert C. Kill 3235 Graham Hill Road Orono, MN 55356

Any party may change the address set forth above by notice to each other party given as provided herein.

(h)    Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(i)    Governing Law.  ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

(j)    Third-Party Benefit.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(k)    Withholding Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

11.            Internal Revenue Code Section 409A.

(a)	It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines issued thereunder (collectively "Section 409A") to the extent this Agreement is subject thereto. This Agreement shall be interpreted on a basis consistent with such intent.

(b)	If any payments or benefits provided to the Executive by the Company, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A ("Subject Payments"), the following provisions shall apply to such payments and/or benefits:

(i)	For payments and benefits triggered by termination of employment, reference to the Executive's "termination of employment" (and corollary terms) with the Company shall be construed to refer to the Executive's "separation from service" from the Company (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) in tandem with the termination of his employment with the Company.

(ii)	If the sixty (60) day period following the Executive's "separation from service" begins in one calendar year and ends in a second calendar year (a "Crossover 60-Day Period"), and if there are any Subject Payments due the Executive that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

(iii)	The Executive's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(iv)	Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vi)	Notwithstanding anything herein to the contrary, in regard to Subject Payments, the definition of Change in Control set forth herein shall not be broader than the definition of "change in control event" as set forth under Section 409A, and if a transaction or event does not otherwise fall within such definition of "change of control event," it shall not be deemed a Change in Control.

(vii)	To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(c)	If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the Executive and the Company agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

UROPLASTY, INC.

By	/s/ JAMES P. STAUNER
James Stauner, Chairman

/s/ ROBERT C. KILL
Robert C. Kill

EXHIBIT 1

CONFIDENTIAL RELEASE

WHEREAS, the employment of Robert C. Kill ("You") with Uroplasty, Inc., a Minnesota corporation ("the Company") has terminated; and

WHEREAS, you and the Company executed the attached Employment Agreement ("Agreement") in which you agreed, among other things, to execute the below release of claims following your termination of employment with the Company in exchange for the severance payments and benefits described in Section 7 of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement and this Exhibit 1, you agree as follows:

1.            RELEASE OF CLAIMS.  You intend to settle any and all claims that you have or may have against the Company as a result of the Company's hiring you, your employment with the Company and the termination of your employment with the Company.  You agree that, in exchange for the Company's promises in this Agreement, and in exchange for the consideration paid to you by the Company, described above in Section 7 of the Agreement, you, on behalf of your heirs, successors and assigns, hereby release and discharge the Company, its predecessors,  investors, owners, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, employees, and insurers (collectively the "Released Parties") from all liability for damages and from all claims that you have or may have against the Released Parties occurring through the date you sign this Agreement.  You understand and agree that your release of claims in this Agreement includes, but is not limited to, any claims you may have under:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act of 1988; the Minnesota Human Rights Act; Minn. Stat. § 176.82; Minn. Stat. § 181.81 et seq.; the Minnesota Equal Pay for Equal Work Law.

You also agree and understand that you are giving up all other claims, whether grounded in contract or tort theories, including but not limited to:  wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.  This release does not include claims which may arise out of the breach of this Agreement.

You understand that nothing contained in this Release, including, but not limited to, this Section 1, will be interpreted to prevent you from filing a charge with the Equal Employment Opportunity Commission ("EEOC"), or other local civil rights enforcement agency, or from participating in or cooperating with an EEOC or other such agency investigation or proceeding.  However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

Nothing in this Section 1 is intended to or does:  (1) constitute an unlawful release or waiver of any of your rights under any laws; (2) waive or release any claim that arises after this Release is signed; (3) waive or release your right to file an administrative charge with any local, state, or federal administrative agency under applicable law, or participate in any agency investigation, although you do waive and release your right to recover any monetary or other damages under such applicable law, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys' fees and costs; (4) waive or release your right to indemnity under Minnesota Statutes Section 302A.521 or any successor provision, or under the Company's Articles of Incorporation or bylaws, or any rights to insurance under policies applicable to your service to the Company, whether or not such rights arise from claims asserted before or after the date of this Release; (5) waive or release your rights to the receipt of employee benefits which vested on or before the date of this Release; or (6) waive or release your right to receive severance benefits under Section 7 of the Agreement; (7) waive or release your existing rights as an equity holder under any operating agreement, stockholders' agreement or similar agreement of the Company and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by the Company; or (8) prevent or interfere with your right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

2.            TIME TO ACCEPT.  You will have twenty-one (21) days from [date given to Executive ], to consider whether to sign it.  Changes to this Exhibit 1, whether material or immaterial, will not restart the 21-day consideration period.  During this time, the Company advises you to consult with an attorney of your choice.  To receive the consideration described in Section 7 of the Agreement, you must sign this Exhibit 1 and return the signed original to:  [fill in].

3.            RIGHT TO REVOKE AND RESCIND.  You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of your intent to do so within seven (7) calendar days following your signing of this Exhibit 1.  You are also informed of your right to rescind your release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act, by delivering a written rescission to the Company within fifteen (15) calendar days after your signing of this Exhibit 1.  These rescission and revocation periods will run concurrently.  You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to:

[fill in]

If you exercise your right to revoke or rescind any portion of your release of claims, the Company may, at its option, either nullify the Agreement and this Exhibit 1 in their entirety, or keep them in effect in all respects other than as to that portion of your release of claims that you have revoked or rescinded (except that your employment ended on the Separation Date).  You agree and understand that if the Company chooses to nullify the Agreement and Exhibit 1 in its entirety, the Company will have no obligations under the Agreement and this Exhibit 1.

4.            NO RECOGNITION OF WRONGDOING.  The signing of this Exhibit 1 and payment of the consideration described in the attached Agreement do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company.  You represent that, as of the date you sign this Exhibit 1, you are not aware of any violations of federal or state law or regulation or the Company policy, and that you are not aware of any facts which would constitute a violation of any federal or state law or regulation or the Company policy.  You further represent and warrant that you have not violated any federal or state law, statute, regulation, or ordinance.  In agreeing to this provision, the Company has relied on the representations by you in this Section 4.  These representations are a material term of this Exhibit 1.

5.            CONTROLLING LAW.  This Exhibit 1 shall be governed by and interpreted in accordance with the laws of the State of Minnesota.  To the extent any clause or provision of this Exhibit 1 shall be determined to be invalid and/or unenforceable, such a clause or provision shall be deleted and the validity and enforceability of the remainder of this Exhibit 1 shall be unaffected.

6.            VENUE.  Any action between you and the Company relating to your employment or termination of employment with the Company, including, without limitation, actions relating to or arising under the Agreement and/or this Exhibit 1, shall be filed and adjudicated exclusively in the state and federal courts of the State of Minnesota, and you and the Company hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

7.            EMPLOYEE REPRESENTATION.  You agree and acknowledge that you have received and read this Exhibit 1, that its provisions are understandable to you, and that you fully appreciate and understand the meaning of the terms of this Exhibit 1 and their effect.  You agree that no promise or inducement has been offered except as set forth in this Exhibit 1, and that you are signing this Exhibit 1 without reliance upon any statement or representation by the Company or any representative or agent of the Company. You agree and acknowledge that you have been provided with a reasonable and sufficient period of twenty-one (21) days within which to consider whether or not to accept this Exhibit 1, and you are hereby advised to consult with an attorney for advice prior to signing, which advice you have taken.  You acknowledge and agree that you have entered into this Exhibit 1 freely and voluntarily.

Dated:	, 20
Robert C. Kill